Exhibit (a)(1)(G)

Standard Gold Holdings, Inc. Announces Extension of Issuer Tender Offer

Gadsden, Alabama (July 31, 2013) – Standard Gold Holdings, Inc. (OTCQB: SDGR), today announced that it has extended the expiration of its previously announced tender offer to exchange outstanding unsecured convertible promissory notes (“2011 unsecured notes”) and warrants to purchase common stock issued under a private placement in 2011 (“2011 warrants”) for the issuance of common stock in exchange for the entire balance (principal and interest) of the 2011 unsecured note and issuance of new warrants to purchase common stock for surrender of the 2011 note and warrants.

The issuer tender offer was previously set to expire at 11:59 pm (Eastern time) on Tuesday, July 30, 2013 and will now expire at 11:59 on Friday, August 2, 2013 unless further extended or terminated. Issuer Direct, LLC, the Company’s tender offer agent has advised that Elections to Participate representing approximately $1,317,500 of the 2011 unsecured notes have been received.

Important Notice

This press release is for informational purposes only and is neither an offer to exchange nor a solicitation of an offer to exchange any of the company’s securities. The offer to exchange will be made only pursuant to the Offer to Exchange, the related election to participate and other materials that have been mailed to holders of securities eligible to be exchanged in the offer and have been filed with the SEC. Holders of securities eligible to be exchanged in the offer should read those materials and the documents incorporated therein by reference carefully because they contain important information, including the various terms of, and conditions to, the exchange offer. The Company has filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes the Offer to Exchange, the related election to participate and other materials, and is available at no charge at the Securities and Exchange Commission’s website at www.sec.gov, or from the Company’s tender offer agent, Issuer Direct at 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 telephone (866) 752-8683. Holders of securities eligible to be exchanged in the offer are urged to read those materials carefully prior to making any decisions with respect to the exchange offer.

About Standard Gold Holdings, Inc.

Standard Gold Holdings, Inc. (the “Company”) is developing a custom permitted processing toll milling services business of precious metals. The Company owns land, buildings, a dormant milling facility, abandoned milling equipment, water permits, mine tailings, and mine dumps in Tonopah, Nevada. Custom milling and refining can include many different processes to extract precious metals from carbon or concentrates. These toll-processing services also distill, dry, mix, or mill chemicals and bulk materials on a contractual basis and provide a chemical production outsourcing option for industrial companies, which lack the expertise, capacity, or regulatory permits for in-house production. The Company is currently in the processes of taking the steps necessary to acquire the required permits to conduct custom permitted processing toll milling activities and the construction of additional buildings so it may commence operations. Upon funding, the Company’s business plan is to purchase equipment and build an additional facility to serve as a custom permitted processing toll milling facility.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of the federal securities laws. These statements include statements regarding the expected benefits of the warrant exchange offer, the possible up-listing of the Company’s common stock and the expected impact of the warrant exchange offer on the Company’s results. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. Factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to complete the exchange offer, the number of securities the Company is able to exchange in the offer, and the ability to achieve the benefits contemplated by the exchange offer, as well as other factors identified and described in more detail in our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our current reports on Form 8-K. We do not undertake to update any forward-looking statements made by us.

Source: Standard Gold Holdings, Inc.